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Exhibit 10.2

AGREEMENT

        This Agreement ("Agreement") is made and entered into by and between James B. Peter, M.D., Ph.D. ("Dr. Peter") and Specialty Laboratories, Inc., a California corporation (the "Company") (hereinafter, Dr. Peter and the Company shall collectively be referred to as the "Parties"), with reference to the following facts:

        A. Dr. Peter has been employed by the Company as its Chief Executive Officer and Chairman of the Board of Directors of the Company. The terms of Dr. Peter's employment were governed by a written Employment Agreement dated September 1, 2000 (the "Employment Agreement").

        B. Dr. Peter has decided to end his employment relationship with the Company, and has tendered his voluntary resignation to the Company's board of directors (the "Board") effective April 21, 2002 (the "Resignation Date"), which was accepted by the Board on that date.

        C. The Employment Agreement does not provide for severance payments to Dr. Peter in the event of a voluntary resignation, but does provide for the continuation of Dr. Peter's salary for two years in the event that the Company terminates Dr. Peter's employment other than for Cause (as defined in the Employment Agreement) or should Dr. Peter resign for Good Reason (as defined in the Employment Agreement). After discussions between the Parties, the Company has agreed to offer Dr. Peter a severance payment as described below in exchange for certain covenants and obligations as described below.

        NOW, THEREFORE, in consideration of the covenants and promises contained herein, the Parties hereto agree as follows:

        1.    Voluntary Resignation of Corporate Positions. Dr. Peter acknowledges that he has voluntarily resigned, effective April 21, 2002, all positions held as an officer and employee of the Company, and since April 21, 2002, he has not been an employee of the Company.

        2.    Term. This Agreement shall have a term of two (2) years, commencing April 21, 2002 and terminating April 21, 2004 (the "Term"), unless terminated earlier in accordance with this Agreement.

        3.    Payment and Benefits.

          (a)  The Company agrees to pay Dr. Peter $600,000 per year through April 21, 2004 to be paid in accordance with the Company's normal standard payroll schedule. The Company shall deduct and withhold from the compensation payable to Dr. Peter hereunder any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required or authorized by Dr. Peter to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees. Even though Dr. Peter is no longer a Company employee, the Parties acknowledge and agree that the payments required by this subsection(a) are wages subject to Federal and state income tax withholding and FICA taxation.

          (b)  During the Term, Dr. Peter shall continue to be eligible to participate in all group term life insurance plans and group health plans that are made available to the Company's (or its successors') executives on the most favorable terms offered to any of them (e.g., the lowest contribution rate). The Company shall not provide nor reimburse Dr. Peter for any supplemental insurance products, including life insurance.

          (c)  During the Term, Dr. Peter shall receive reimbursement from the Company for business expenses incurred by Dr. Peter in the aggregate amount of $150,000 per year payable in four equal installments of $37,500, without any need to prove to the Company that he has or will incur business expenses of at least these amounts. The first payment shall be made within fifteen (15) days after the execution of this Agreement, and subsequent payments shall be made thereafter on the first business day of August, November, February and May during the Term. In addition, to furnish the office Dr. Peter intends to establish, within a week after being requested to do so by Dr. Peter, the Company shall deliver to that office (or such other location Dr. Peter specifies) any or all of the furnishings of the office suite he occupied when his employment ended, as Dr. Peter requests. These payments and the provision of these furnishings are intended to reimburse Dr. Peter for expenses incurred in the lease and operation of an office, the employment of a secretary and all other business costs and expenses related to Dr. Peter's business activities. The Company shall not be responsible for any business costs or expenses incurred by Dr. Peter except as provided in this paragraph.

          (d)  The Company shall assist Dr. Peter in the initial organizing of his office, including, but not limited to, setting up computers and fax machines.

          (e)  Dr. Peter shall have the right to request, on a reasonable basis, data, books and other materials from the Company's library; provided that the Company shall be under no obligation to bear out-of-pocket expenses in connection therewith other than photocopying. Dr. Peter shall have the right to request courier service for materials he has ordered from the UCLA or other libraries at such times as the Company is otherwise making trips to the facility in question for its own purposes. The Company shall use reasonable efforts to accommodate any such requests for data, books and other materials. All such data, books and materials provided by the Company shall be delivered to Dr. Peter at his office or home, whichever he specifies.

        4.    Covenant Of Confidentiality.

          4.1  Acknowledgment of Confidentiality. Dr. Peter acknowledges that he has an obligation not to disclose or use confidential, proprietary or trade secret information obtained during the course of his employment with the Company. Dr. Peter hereby acknowledges that during the course of his employment with the Company he has acquired, created, developed or added to certain confidential and/or proprietary information regarding the Company and its affiliates and/or their respective business ("Proprietary Information"), which Proprietary Information shall include, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): inventions, processes, formulae, programs, technical data, "know-how," procedures, manuals, confidential reports and communications, marketing methods, product sales or cost information, new product ideas or improvements, new packaging ideas or improvements, research and development programs, identities or lists of suppliers, vendors, customers, financial information of the Company or its affiliates of any nature whatsoever, or any other confidential or proprietary information relating to the Company or its affiliates. The Parties hereto agree that the failure of any Proprietary Information to be marked or otherwise labelled as confidential or proprietary information shall not affect its status as Proprietary Information. Dr. Peter shall hold in the strictest confidence (except as approved by the Company in advance in writing), and shall not, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or otherwise communicate, or use for his own benefit or the benefit of any other person, partnership, firm, corporation or other entity, or use to the detriment of the Company or its affiliates, or misuse in any way, any Proprietary Information. Dr. Peter and the Company each hereby stipulate that, as between them, all Proprietary Information acquired or made, developed or conceived of in whole or in part by Dr. Peter constitutes important, material and confidential and/or proprietary information of the Company or its affiliates, constitutes unique and valuable information, and affects the successful conduct of the business of the Company or its affiliates and its goodwill, and that the Company and/or its affiliates, as applicable, shall be entitled to recover its damages, in addition to any injunctive remedy for any breach of this Section. The foregoing notwithstanding, if, after consulting with legal counsel, Dr. Peter determines that he is legally compelled to disclose Proprietary Information to any tribunal or governmental agency or else stand liable for contempt or suffer other similar censure or penalty, then the disclosure to such tribunal or governmental agency of only that Proprietary Information which such counsel advises in writing is legally required to be disclosed, shall not constitute a breach of this Section, provided that Dr. Peter shall give the Company as much advance notice of such disclosure as is reasonably practicable.

          4.2  Prohibited Activity. Dr. Peter and the Company also recognize that an important part of Dr. Peter's duties has been to develop goodwill for the Company and its affiliates through his personal contact with Clients (as defined below), employees, and others having business relationships with the Company and its affiliates, and that there is a danger that this goodwill, a proprietary asset of the Company, may follow Dr. Peter upon the termination of his employment relationship with the Company. Dr. Peter, accordingly, agrees as follows:

            (a)  Prohibited Activities. Dr. Peter agrees that he will not at any time during the Term: (i) directly or indirectly, whether for his own account or for the account of any other person, solicit, divert, or endeavor to entice any Client or supplier of the Company away from the Company or its affiliates, or otherwise engage in any activity intended to terminate, disrupt, or interfere with the Company's or its affiliates' relationship with Clients or suppliers, or otherwise adversely affect the Company's or its affiliates' relationship with Clients or suppliers or other business relationships of the Company and/or its affiliates; (ii) directly or through one or more intermediaries, solicit for employment or recommend to any subsequent employer of Dr. Peter the solicitation for employment of, any person who, at the time of such solicitation, is employed by the Company or any affiliate; (iii) represent to any person or entity, directly or indirectly, that he is an employee of the Company, or use Company materials in any manner, including, but not limited to, the Company's e-mail system or letterhead; (iv) enter the Company's laboratories without the prior consent of the Chairman of the Board or Chief Executive Officer of the Company; and (v) other than as required in his role as a director of the Company, communicate with or authorize any person on his behalf to communicate with the California Department of Health Services or the federal Center for Medicare an Medicaid Services regarding the Company's business without the prior consent of the Chairman of the Board or the Chief Executive Officer of the Company.

        "Clients" shall mean those persons or entities who, at any time during Dr. Peter's course of employment with the Company were clients or customers of the Company or any affiliate, or any predecessor of any of the foregoing.

            (b)  Remedies. Dr. Peter understands that the Company would (i) immediately terminate the payment set forth in Section 3 above, and (ii) seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Dr. Peter, in addition to any other remedies or damages to which the Company may be entitled at law or in equity, in the event Dr. Peter were to breach any of the terms of (A) Section 4.1 if such breach has, or could reasonably be expected to have, an adverse effect on the Company, its business or its operations, or (B) Section 4.2.

        Dr. Peter acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of his breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to the termination of this Agreement and any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding Dr. Peter from continuing such breach.

        5.    Acknowledgement. Dr. Peter acknowledges that he has received all salary (including deferred salary from March 23, 2002 through the Resignation Date) and reimbursements incurred as of the Resignation Date and that he is not entitled to any vacation pay.

        6.    Indemnification. The Company and any successor (a) shall continue to indemnify Dr. Peter pursuant to that certain indemnification agreement, dated December 6, 2000, between the Company and Dr. Peter, and (b) if more protective of Dr. Peter, in connection with Dr. Peter's employment with the Company prior to the Resignation Date, for a period of six (6) years after the Resignation Date, shall indemnify Dr. Peter under the most protective indemnification agreement, arrangement, or terms it then provides to any director or officer and shall cover him as an insured under the most protective D&O insurance coverage with which it then protects any such person.

        7.    Board Membership. The Board shall nominate Dr. Peter for reelection to the Board at the Company's annual meeting of Shareholders in 2003. During the Term, Dr. Peter shall be entitled to remain on any advisory board of the Company of which he was a member as of the Resignation Date.

        8.    Non-Admission Of Liability. Dr. Peter and the Company expressly understand and agree that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of Dr. Peter or the Company.

        9.    No Other Payments Due. Dr. Peter understands and agrees that this Agreement is intended to and does bar all claims Dr. Peter has or may have for wages, salaries, bonuses, commissions, overtime pay, vacation pay, severance pay, car allowance, benefits, costs, expenses, attorneys' fees or any similar claims that Dr. Peter could possibly have against the Company or its affiliates, and that Dr. Peter is not entitled to receive and will not claim any right, benefit, or compensation other than what is set forth above in this Agreement.

        10.  Return Of Company Property. Dr. Peter agrees to return to the Company all office keys, building access cards, Company credit cards, equipment, documents and any other materials of the Company ("Company Materials") that Dr. Peter has in his possession, custody or control within ten (10) days after the date hereof (subject to the balance of this section), other than those documents and materials related to Dr. Peter's duties as a director of the Company. All Company Materials are and shall remain the sole property of the Company. Company Materials shall not include home office equipment that Dr. Peter currently possesses, which he shall retain, nor shall it include any documents in his home as of the date hereof ("Home Files") or in his Company office as of the date his employment ceased ("Office Files") to the extent that such documents in the Home Files or Office Files are designated as Personal Materials pursuant to the balance of this section. Within thirty (30) days after the date hereof, Dr. Peter shall deliver to the Company (or arrange for pick-up by the Company) all Company Materials in his Home Files other than those documents or materials that Dr. Peter reasonably determines to be predominately of a personal nature to Dr. Peter and which do not contain any Proprietary Information (as defined in Section 4.1) ("Personal Materials"). Personal Materials shall include scientific publications and writings published or authored by persons who were not then affiliated with or employed by the Company. Within thirty (30) days after the date hereof, the Company shall deliver to Dr. Peter's office (or his home if he so requests) the Personal Materials in his Office Files together with a list of the documents withheld from those files as Company Materials.

        11.  California Law Applies. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of California without regard to conflicts of laws.

        12.  Successors And Assigns. It is expressly understood and agreed by Dr. Peter that this Agreement and all of its terms shall be binding upon Dr. Peter and the Company's respective representatives, heirs, executors, administrators, successors and assigns.

        13.  Attorneys' Fees. The Company will pay or reimburse reasonable attorneys' fees of Dr. Peter in connection with the execution of this Agreement not to exceed $10,000. In the event that any party to this Agreement asserts a claim for breach of this Agreement or seeks to enforce its terms, the prevailing party in any such proceeding shall be entitled to recover costs and reasonable attorneys' fees.

        14.  Headings. The headings in each section herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

        15.  Integration. This Agreement constitutes a single, integrated, written contract, expressing the entire agreement between the Parties. In this regard, Dr. Peter represents and warrants that he is not relying on any promises or representations which do not appear written herein. Dr. Peter further understands and agrees that this Agreement can be amended or modified only by a written agreement, signed by both of the Parties hereto.

        16.  Voluntary Agreement. Dr. Peter understands and agrees that he may be waiving significant legal rights by signing this Agreement. Dr. Peter represents that he has been advised by legal counsel of his choice regarding this Agreement, and represents that he has entered into this Agreement voluntarily, with a full understanding of and in agreement with all of its terms.

        THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT. THE SIGNATORIES HAVE CONSULTED WITH LEGAL COUNSEL OF THEIR CHOICE REGARDING THIS AGREEMENT. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates indicated below.

DATED: June 7, 2002

/s/ JAMES B. PETER JAMES B. PETER, M.D., Ph.D.

DATED: June 7, 2002	SPECIALTY LABORATORIES, INC.

	By:	/s/ DOUGLAS S. HARRINGTON
	Its:	CEO

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AGREEMENT